SunAmerica Focused Alpha Large-Cap Fund, Inc.
RESULTS OF ANNUAL SHAREHOLDER MEETING -- June 30, 2009-- (unaudited)

The Annual Meeting of the Shareholders of the Fund (the "Meeting") was held on April 24, 2009. At this meeting Mr. Jeffrey S. Burum and Mr. William Devin were elected by shareholders to serve as the Class I Directors of the Fund for three-year terms, which expire at the annual meeting of shareholders to be held in 2012 and until their respective successors are duly elected and qualify.

The voting results of the Meeting to elect Mr. Jeffrey S. Burum and Mr. William Devin to the Board are as follows:

	Election of Mr. Jeffrey S. Burum to the Board of Directors

			For 		Withheld 	Total
Shares Voted...		7,945,659 	1,349,434	9,295,093



	Election of Mr. William Devin to the Board of Directors

			For 		Withheld 	Total
Shares Voted...		7,930,347 	1,364,746	9,295,093

The terms of office of Dr. Judith L. Craven and William J. Shea (Class II, term expiring 2010) and Samuel M. Eisenstat, Stephen J. Gutman and Peter A. Harbeck (Class III, term expiring 2011) continued after the Meeting.